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Exhibit 23.3

Consent of KPMG LLP

The Board of Directors
Apple Computer, Inc.:

    We consent herein to incorporation by reference in the registration statement on this Form S-8 of Apple Computer, Inc. of our report dated October 16, 2001, relating to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 29, 2001 and September 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 29, 2001, which report appears in the September 29, 2001, annual report on Form 10-K of Apple Computer, Inc.

/s/ KPMG LLP
Mountain View, California December 20, 2001

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  Exhibit 23.3